Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

December 30, 2020

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Regions Financial Corporation (the “Company”) in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of (i) $10,000,000 of deferred compensation obligations (the “Directors’ Deferred Compensation”) under the Regions Financial Corporation Directors’ Deferred Investment Plan (As Amended and Restated as of January 1, 2021), which plan was formerly named the Regions Financial Corporation Directors’ Deferred Stock Investment Plan (the “Director Plan”), and (ii) $125,000,000 of deferred compensation obligations (the “Non-Qualified Excess 401(k) Plan Deferred Compensation” and, together with the Directors’ Deferred Compensation, the “Obligations”) under the Regions Financial Corporation Non-Qualified Excess 401(k) Plan (As Amended and Restated as of June 1, 2020), which plan was formerly named the Regions Financial Corporation Supplemental 401(k) Plan (the “Non-Qualified Excess 401(k) Plan” and, together with the Director Plan, the “Plans”), issuable under the Plans. The Obligations represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the respective terms of the Plans.

In arriving at the opinions expressed below, we have examined the following documents: (a) the Company’s Amended and Restated Certificate of Incorporation, (b) the Company’s By-laws (As Amended and Restated as of July 24, 2019), (c) the Registration Statement, (d) the Director Plan, in the form included as Exhibit 4.7 to the Registration Statement, (e) the Non-Qualified Excess 401(k) Plan, in the form included as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 5, 2020, and (f) relevant resolutions of the Company’s Board of Directors and committees. We have also examined such other corporate and organizational documents and records of the Company and such certificates of public officials and officers of the Company, and made such other investigations, as we have deemed necessary and appropriate for the purposes of such opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document that we have reviewed.

Based upon the foregoing, and subject to the limitations and qualifications herein set forth, we are of the opinion that: (i) when the Registration Statement has become effective under the Act, and the Obligations, as such Obligations are described in the Registration Statement, are incurred in accordance with the terms and conditions of the Plans, and subject to the Company completing all

Regions Financial Corporation

December 30, 2020

action and proceedings on its part to be taken under the Plans, the Obligations will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; (ii) the Non-Qualified Excess 401(k) Plan is designed to be a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees; and (iii) the provisions of the Non-Qualified Excess 401(k) Plan written document comply with the requirements of ERISA applicable to “top hat” plans.

The opinion set forth in clause (i) of the preceding paragraph is subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and (d) that certain rights, remedies and waivers contained in the Plans may be limited or rendered ineffective by applicable laws or judicial decisions, but that such laws or judicial decisions do not render the Plans invalid or unenforceable as a whole. We express no opinion with respect to any obligations or liabilities of any other person or entity under the Plans. We express no opinion as to whether the Non-Qualified Excess 401(k) Plan is being operated by the Company as a “top hat” plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Non-Qualified Excess 40 I(k) Plan would constitute a select group of management or highly compensated employees. Because the Director Plan is not subject to the requirements of ERISA, we express no opinion as to such plan’s compliance with ERISA.

The foregoing opinions are limited to the laws of the State of Alabama, the General Corporation Law of the State of Delaware and ERISA. We express no opinion as to any law or matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K, as promulgated by the Commission. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.